PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507 Dated March 28, 2016
Royal Bank of Canada Trigger Performance Securities
$6,460,100 Securities Linked to the Energy Select Sector SPDR® Fund due on March 31, 2021
Investment Description
Trigger Performance Securities are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the Energy Select Sector SPDR® Fund (the “Underlying Equity”) (each, a “Security” and collectively, the “Securities”). If the Underlying Return is positive, Royal Bank of Canada will repay the principal amount at maturity plus a return equal to the Underlying Return multiplied by the Participation Rate. If the Underlying Return is zero or negative, and the Final Price is greater than or equal to the Trigger Price, Royal Bank of Canada will pay you the principal amount at maturity. If the Final Price is less than the Trigger Price, Royal Bank of Canada will pay less than the full principal amount at maturity, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying Equity over the term of the Securities, and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or all of your principal amount. The Securities will not be listed on any exchange. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.  The Securities will not be listed on any securities exchange.

Features	Key Dates
☐    Participation in Positive Underlying Returns - At maturity, if the Underlying Return is positive, Royal Bank of Canada will pay you the principal amount plus a return equal to the Underlying Return times the Participation Rate of 135%. If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.
☐    Contingent Repayment of Principal - If the Underlying Return is negative, and the Final Price is not below the Trigger Price, Royal Bank of Canada will repay your principal amount. However, if the Final Price is less than the Trigger Price, investors will be exposed to the full downside performance of the Underlying Equity and Royal Bank of Canada will pay less than the principal amount, resulting in a loss of the principal amount that is proportionate to the percentage decline in the Underlying Equity. Accordingly, you may lose some or all of the principal amount of the Securities. The contingent repayment of principal applies only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.
Trade Date	March 28, 2016
Settlement Date	March 31, 2016
Final Valuation Date[1]	March 26, 2021
Maturity Date[1]	March 31, 2021
1 Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. ES-TPS-1.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT NO. ES-TPS-1 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Securities Offering
We are offering Trigger Performance Securities Linked to the Energy Select Sector SPDR® Fund (“XLE”). The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying Equity. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.
Underlying Equity	Participation Rate	Initial Price	Trigger Price	CUSIP	ISIN
The Energy Select Sector SPDR® Fund (XLE)	135.00%	$61.53	$46.15, which is 75% of the Initial Price (rounded to two decimal places)	78013C757	US78013C7570
See “Additional Information About Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated January 8, 2016, the prospectus supplement dated January 8, 2016, product prospectus supplement no. ES-TPS-1 dated January 8, 2016 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. ES-TPS-1.  Any representation to the contrary is a criminal offense.
	Price to Public (1)		Fees and Commissions (1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Energy Select Sector SPDR® Fund (XLE)	$6,460,100.00	$10.00	$226,103.50	$0.35	$6,233,996.50	$9.65
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.35 per $10.00 principal amount of the Securities.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The initial estimated value of the Securities as of the date of this document is $9.4458 per $10 in principal amount, which is less than the price to public. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 13 and “Structuring the Securities” on page 13 of this pricing supplement.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.
UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016, relating to our senior global medium-term notes. Series G, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. ES-TPS-1 dated January 8, 2016. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. ES-TPS-1, as the Securities involve risks not associated with conventional debt securities.
If the terms of the prospectus, prospectus supplement and product prospectus supplement no ES-TPS-1 are inconsistent with the terms discussed herein, the terms discussed in this pricing supplement will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. ES-TPS-1 dated January 8, 2016: http://www.sec.gov/Archives/edgar/data/1000275/000114036116047306/form424b5.htm
♦	Prospectus supplement dated January 8, 2016: http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
♦	Prospectus dated January 8, 2016: http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
As used in this pricing supplement, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦    You can tolerate the loss of all or a substantial portion of the principal amount of the Securities and are willing to make an investment that may have the full downside market risk as a hypothetical investment in the Underlying Equity.
♦    You believe the price of the Underlying Equity will appreciate over the term of the Securities.
♦    You are willing to invest in the Securities based on the Participation Rate indicated on the cover page of this pricing supplement.
♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.
♦    You understand and accept the risks associated with the Underlying Equity.
♦    You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying Equity.
♦    You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:
♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦    You require an investment designed to provide a full return of principal at maturity.
♦    You cannot tolerate the loss of all or a substantial portion of the principal amount of the Securities, and you are not willing to make an investment that may have the full downside market risk as a hypothetical investment in the Underlying Equity.
♦    You believe that the price of the Underlying Equity will decline over the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date.
♦    You are unwilling to invest in the Securities based on the Participation Rate indicated on the cover page of this pricing supplement.
♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.
♦    You do not understand or accept the risks associated with the Underlying Equity.
♦    You seek current income from this investment or prefer to receive the dividends paid on the Underlying Equity.
♦    You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. ES-TPS-1 for risks related to an investment in the Securities. In addition, you should review carefully “The Energy Select Sector SPDR® Fund” beginning on page 10 of this pricing supplement for more information about the Underlying Equity.

Final Terms of the Securities[1]
Issuer:	Royal Bank of Canada
Issue Price:	$10 per Security (subject to a minimum purchase of 100 Securities).
Principal Amount:	$10 per Security
Term:	Approximately five years
Underlying Equity:	Energy Select Sector SPDR® Fund
Participation Rate:	135%
Payment at Maturity (per $10 Security):
If the Underlying Return is positive, Royal Bank of Canada will pay you:
$10 + ($10 x Underlying Return x Participation Rate)
If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, Royal Bank of Canada will pay you:
$10
If the Final Price is less than the Trigger Price, Royal Bank of Canada will pay you:
       $10 + ($10 x Underlying Return)
In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the negative Underlying Return.

Underlying Return:	Final Price - Initial Price Initial Price
Initial Price:	$61.53, which was the Closing Price of the Underlying Equity on the Trade Date.
Final Price:	The Closing Price of the Underlying Equity on the Final Valuation Date.
Trigger Price:	$46.15, which is 75% of the Initial Price (rounded to two decimal places).
Investment Timeline
Trade Date:	The Participation Rate was set. The Initial Price was determined.

Maturity Date:
The Final Price and Underlying Return are determined.

If the Underlying Return is positive, Royal Bank of Canada will pay you a cash payment per $10 Security that provides you with your principal amount plus a return equal to the Underlying Return times the Participation Rate. Your payment at maturity per $10 Security will be equal to:

$10 + ($10 x Underlying Return x Participation Rate)

If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, Royal Bank of Canada will pay you a cash payment of $10 per $10 Security.

If the Final Price is less than the Trigger Price, Royal Bank of Canada will pay you a cash payment that is less than the principal amount of $10 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the Underlying Equity, and equal to:

$10 + ($10 x Underlying Return)

In this scenario, you will lose some or all of the principal amount of the Securities, in an amount proportionate to the negative Underlying Return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. ES-TPS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.
Risks Relating to the Securities Generally
♦	Your Investment in the Securities May Result in a Loss of Principal: The Securities differ from ordinary debt securities in that Royal Bank of Canada is not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Equity and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Underlying Return is negative and the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return and Royal Bank of Canada will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Underlying Equity. Accordingly, you could lose the entire principal amount of the Securities.
♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity: You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the price of the Underlying Equity is above the Trigger Price.
♦	The Participation Rate Applies Only if You Hold the Securities to Maturity: The application of the Participation Rate only applies at maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Participation Rate and the return you realize may be less than the Participation Rate times the return of the Underlying Equity even if such return is positive.
♦	No Interest Payments: Royal Bank of Canada will not pay any interest with respect to the Securities.
♦	Credit Risk of Royal Bank of Canada: The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
♦	Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you invested directly in the Underlying Equity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
♦	The Initial Estimated Value of the Securities Is Less than the Price to the Public: The initial estimated value that is set forth on the cover page of this document, which is less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Underlying Equity, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on the secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value. As a result, the secondary market price will be less than if the internal borrowing rate was used. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.
♦	Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set: The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Securities or similar securities at a price that is significantly different than we do.
The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities.
♦	Owning the Securities Is Not the Same as Owning the Underlying Equity or the Stocks Comprising the Underlying Equity’s Underlying Index: The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity or the Underlying Equity’s underlying index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying Equity or these stocks would have, and any such dividends will not be incorporated in the determination of the Underlying Return.
♦	The Policies of the Underlying Equity’s Investment Adviser Could Affect the Amount Payable on the Securities and Their Market Value: The policies of the Underlying Equity’s investment adviser concerning the management of the Underlying Equity, additions, deletions or substitutions of the securities held by the Underlying Equity could affect the market price of shares of the Underlying Equity and, therefore, the amount payable on the Securities on the maturity date and the market value of the Securities before that date. The amount payable on the Securities and their market value could also be affected if the Underlying Equity investment adviser changes these policies, for example, by changing the manner in which it manages the Underlying Equity, or if the Underlying Equity investment adviser discontinues or suspends maintenance of the Underlying Equity, in which case it may become difficult to determine the market value of the Securities. The Underlying Equity's investment adviser has no connection to the offering of the Securities and has no obligations to you as an investor in the Securities in making its decisions regarding the Underlying Equity.

♦	We Have No Affiliation with Merrill Lynch or S&P and Will Not Be Responsible for Any Actions Taken by Them: The Underlying Equity is designed to track the performance of the Energy Select Sector Index (the “Underlying Index”). S&P Dow Jones Indices LLC (“S&P”) is responsible for calculating and maintaining the S&P 500® Index, from which the stocks included in the Underlying Index are selected. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), acting as the index compilation agent, determines the composition of the Underlying Index based on the sector classification methodology of S&P. We have no affiliation with Merrill Lynch or S&P, and they will not be involved in the offering of the Securities. Consequently, we have no control of their actions, including any actions of the type that would affect the composition of the Underlying Index, and therefore, the price of the Underlying Equity. Neither Merrill Lynch nor S&P has any obligation of any sort with respect to the Securities. Thus, neither Merrill Lynch nor S&P has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities.
♦	Historical Prices of the Underlying Equity Should Not Be Taken as an Indication of Its Future Prices During the Term of the Securities: The trading prices of the Underlying Equity will determine the value of the Securities at any given time. However, it is impossible to predict whether the price of the Underlying Equity will rise or fall, and trading prices of the common stocks held by the Underlying Equity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the value of the Underlying Equity.
♦	The Underlying Equity and its Underlying Index Are Different: The performance of the Underlying Equity may not exactly replicate the performance of the Underlying Index, because the Underlying Equity will reflect transaction costs and fees that are not included in the calculation of the Underlying Index. It is also possible that the performance of the Underlying Equity may not fully replicate or may in certain circumstances diverge significantly from the performance of the Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying Equity or due to other circumstances. The Underlying Equity may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the Underlying Index and in managing cash flows.
During periods of market volatility, securities underlying the Underlying Equity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying Equity and the liquidity of the Underlying Equity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying Equity. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying Equity. As a result, under these circumstances, the market value of shares of the Underlying Equity may vary substantially from the net asset value per share of the Underlying Equity. For all of the foregoing reasons, the performance of the Underlying Equity may not correlate with the performance of the Underlying Index as well as the net asset value per share of the Underlying Equity, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce your payment at maturity.
♦	Management Risk: The Underlying Equity is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying Equity, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its Underlying Index by investing in a portfolio of securities that generally replicate the Underlying Index. Therefore, unless a specific security is removed from the Underlying Index, the Underlying Equity generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying Equity is subject to the risk that the investment strategy of the Underlying Equity’s investment advisor may not produce the intended results.
♦	Lack of Liquidity: The Securities will not be listed on any securities exchange. RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.
♦	Concentration of Investment in Energy Sector: The equity securities held by the Underlying Equity are issued by companies that are in the following industries: oil, gas and consumable fuels and energy equipment and services. Consequently, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting such industries than an investment linked to a more broadly diversified group of issuers. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general.
♦	Risks Associated with the Energy Sector: The Underlying Equity invests in companies that develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. The stock prices of oil service companies could be subject to wide fluctuations in response to a variety of factors, including the ability of the OPEC to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the Underlying Equity.
♦	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Equity, and therefore the market value of the Securities.
♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential Royal Bank of Canada and UBS Impact on Price: Trading or other transactions by Royal Bank of Canada, UBS and our respective affiliates in the Underlying Equity, the Underlying Index, or in futures, options, exchange-traded funds or other derivative products on the Underlying Equity or the securities included in the Underlying Index, may adversely affect the market value of the Underlying Equity and, therefore, the market value of the Securities.

♦	The terms of the Securities at issuance were influenced and their market value prior to maturity will be influenced, by many unpredictable factors. Many economic and market factors influenced the terms of the Securities at issuance, and will influence their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Securities, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Securities, we expect that, generally, the price of the Underlying Equity on any day will affect the value of the Securities more than any other single factor. However, you should not expect the value of the Securities in the secondary market to vary in proportion to changes in the price of the Underlying Equity. The value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:
♦	the price of the Underlying Equity;
♦	whether the price of the Underlying Equity is below its Trigger Price;
♦	the actual and expected volatility of the price of the Underlying Equity;
♦	the time remaining to maturity of the Securities;
♦	the dividend rate on the securities held by the Underlying Equity;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events with respect to the Underlying Equity that may or may not require an adjustment to the terms of the Securities; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors influenced the terms of the Securities at issuance and will influence the price you will receive if you choose to sell the Securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Securities at a substantial discount from the principal amount if the price of the Underlying Equity is at, below or not sufficiently above, its Initial Price or Trigger Price.
♦	The Anti-Dilution Protection for the Underlying Equity Is Limited: The calculation agent will make adjustments to the Initial Price and the Final Price for certain events affecting the shares of the Underlying Equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying Equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and the Payment at Maturity may be materially and adversely affected.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at maturity per $10 Security for a hypothetical range of Underlying Returns from -100.00% to +100.00%, assume a hypothetical Initial Price of $100.00 and a hypothetical Trigger Price of $75.00 and reflect the Participation Rate of 135.00%. The actual Initial Price and Trigger Price, are set forth in “Final Terms of the Securities” and on the cover page of this pricing supplement. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
Example 1 - On the Final Valuation Date, the Underlying Equity closes 10% above the Initial Price. Because the Underlying Return is 10%, Royal Bank of Canada will pay you an amount based upon the Underlying Return times the Participation Rate. The payment at maturity per $10 principal amount Security will be calculated as follows:
$10 + ($10 x 10% x 135.00%) = $10 + $1.35 = $11.35
Example 2 - On the Final Valuation Date, the Underlying Equity closes 10% below the Initial Price. Because the Underlying Return is negative, but the Final Price is greater than the Trigger Price, Royal Bank of Canada will pay you at maturity the principal amount of $10 per $10 principal amount Security.
Example 3 - On the Final Valuation Date, the Underlying Equity closes 50.00% below the Initial Price. Because the Underlying Return is negative and the Final Price is less than the Trigger Price, Royal Bank of Canada will pay you at maturity a cash payment of $5.00 per $10 principal amount Security (a 50% loss on the principal amount), calculated as follows:
$10 + ($10 x -50.00%) = $10 - $5.00 = $5.00
Hypothetical Final Price ($)	Hypothetical Underlying Return[1]	Hypothetical Payment at Maturity ($)	Return on Securities[2] (%)
$200.00	100.00%	$23.50	135.00%
$175.00	75.00%	$21.13	101.25%
$150.00	50.00%	$16.75	67.50%
$140.00	40.00%	$15.40	54.00%
$130.00	30.00%	$14.05	40.50%
$120.00	20.00%	$12.70	27.00%
$110.00	10.00%	$11.35	13.50%
$105.00	5.00%	$10.68	6.75%
$102.00	2.00%	$10.27	2.70%
$100.00	0.00%	$10.00	0.00%
$95.00	-5.00%	$10.00	0.00%
$90.00	-10.00%	$10.00	0.00%
$80.00	-20.00%	$10.00	0.00%
$75.00	-25.00%	$10.00	0.00%
$70.00	-30.00%	$7.00	-30.00%
$50.00	-50.00%	$5.00	-50.00%
$40.00	-60.00%	$4.00	-60.00%
$25.00	-75.00%	$2.50	-75.00%
$0.00	-100.00%	$0.00	-100.00%
1 The Underlying Return excludes any cash dividend payments.
2 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10.00 per Security.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences
Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary supplements and to the extent inconsistent with supersedes the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Underlying Equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, subject to the discussion in the accompanying product prospectus supplement concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.
Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.
Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled "Tax Consequences—Canadian Taxation" in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

The Energy Select Sector SPDR® Fund
Information provided to or filed with the SEC by the Underlying Equity under the Securities Act of 1933 and the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Additional information about the Underlying Equity’s Investment adviser, SSgA Funds Management, Inc. (“SSFM”) and the Underlying Equity may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector SPDR website at http://www.sectorspdr.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Select Sector SPDR’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.
The Underlying Equity is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of ten separate investment portfolios, including the Underlying Equity, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The Underlying Equity trades on the NYSE Arca under the ticker symbol “XLE.”
The Underlying Equity utilizes a “replication” investment approach in attempting to track the performance of the Underlying Index. The Underlying Equity typically invests in substantially all of the securities which comprise the Underlying Index in approximately the same proportions as that index. The Underlying Equity will normally invest at least 95% of its total assets in the common stocks that comprise the Underlying Index.
The Underlying Equity seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index measures the performance of the energy sector of the U.S. equity market. The Underlying Equity is composed of companies whose primary line of business is directly associated with the energy sector.
Disclaimer
The Securities are not sponsored, endorsed, sold or promoted by SSFM. SSFM makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. SSFM has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.
The Underlying Index
We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Merrill Lynch or S&P.
The Underlying Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the following industries: diversified financial services; insurance; commercial banks; capital markets; REITs; consumer finance; thrifts and mortgage finance and real estate management and development.
The Underlying Index is one of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index.
Eligibility Criteria for Index Components
The stocks included in each Select Sector Index are selected by Merrill Lynch acting as Index Compilation Agent, in consultation with S&P, from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.
Index Maintenance
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.
•	The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.
•	Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.
•	S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.
•	Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements
Calculation of the Underlying Index
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.
SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Historical Information
The following table sets forth the quarterly high, low and period-end closing prices for the Underlying Equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the Underlying Equity on March 28, 2016 was $61.53. The historical performance of the Underlying Equity should not be taken as an indication of its future performance during the term of the Securities.
Quarter Begin	Quarter End	Quarterly Closing High ($)	Quarterly Closing Low ($)	Quarterly Period-End Close ($)
1/02/2008	3/31/2008	80.44	66.95	74.06
4/01/2008	6/30/2008	90.39	75.45	88.48
7/01/2008	9/30/2008	88.85	59.65	63.30
10/01/2008	12/31/2008	62.26	39.96	47.27
1/02/2009	3/31/2009	51.89	38.12	42.46
4/01/2009	6/30/2009	54.03	43.36	48.05
7/01/2009	9/30/2009	55.89	44.52	53.92
10/01/2009	12/31/2009	59.76	51.97	57.47
1/04/2010	3/31/2010	60.30	53.74	57.52
4/01/2010	6/30/2010	62.09	49.68	49.68
7/01/2010	9/30/2010	56.31	49.38	56.06
10/01/2010	12/31/2010	68.15	56.10	68.15
1/03/2011	3/31/2011	80.01	67.79	79.75
4/01/2011	6/30/2011	80.48	70.93	75.35
7/01/2011	9/30/2011	79.73	58.51	58.51
10/03/2011	12/31/2011	73.04	56.52	69.13
1/03/2012	3/31/2012	76.23	69.44	71.75
4/02/2012	6/30/2012	72.45	61.99	66.37
7/02/2012	9/30/2012	76.57	64.96	73.44
10/01/2012	12/31/2012	75.02	68.56	71.42
1/02/2013	3/31/2013	80.02	72.86	79.31
4/01/2013	6/30/2013	83.28	74.08	78.30
7/01/2013	9/30/2013	85.33	78.86	82.91
10/01/2013	12/31/2013	88.51	81.87	88.51
1/02/2014	3/31/2014	89.06	81.89	89.06
4/01/2014	6/30/2014	101.29	88.45	100.10
7/01/2014	9/30/2014	100.58	90.62	90.62
10/01/2014	12/31/2014	88.77	73.36	79.16
1/02/2015	3/31/2015	82.29	72.86	77.58
4/01/2015	6/30/2015	82.94	74.64	75.16
7/01/2015	9/30/2015	74.54	59.22	61.20
10/01/2015	12/31/2015	71.40	58.79	60.32
1/04/2016	3/28/2016*	63.75	51.80	61.53
* This pricing supplement includes information for the first calendar quarter of 2016 for the period from January 4, 2016 through March 28, 2016.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.
The graph below illustrates the performance of the Underlying Equity from January 1, 2008 to March 28, 2016, based on the Initial Price of $61.53, which was the closing price of the Underlying Equity on March 28, 2016, and the Trigger Price of $46.15, which is equal to 75% of the Initial Price (rounded to two decimal places).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to investors or its affiliates at the price indicated on the cover of this pricing supplement.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Securities.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-14 of the accompanying product prospectus supplement no. ES-TPS-1.
The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 18 months after the issue date of the Securities, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Underlying Equity.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Equity, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting discount and our estimated hedging costs.  These factors resulted in the initial estimated value for the Securities on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Is Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. ES-TPS-1 dated January 8, 2016 under the caption “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Securities or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated January 8, 2016.
In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 8, 2016.